AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CYBERKINETICS, INC.,

A DELAWARE CORPORATION,

ON THE ONE HAND,

AND

TRAFALGAR VENTURES INC.,

A NEVADA CORPORATION,

TRAFALGAR ACQUISITION CORPORATION,

A NEVADA CORPORATION,

AND

THE TRAFALGAR VENTURES STOCKHOLDER

ON THE OTHER HAND

DATED AS OF JULY 23, 2004

LA-68719 v9 0514020-0203

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of July 23, 2004, by and among Cyberkinetics, Inc., a Delaware corporation (“Cyberkinetics”), on the one hand, and Trafalgar Ventures Inc., a publicly traded Nevada corporation (“Trafalgar”), Trafalgar Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Trafalgar (“Merger Sub”), and Robert Gorden Smith, an individual stockholder of Trafalgar (the “Trafalgar Stockholder”), on the other hand.

RECITALS

A.

Trafalgar, Merger Sub and Cyberkinetics have each determined to engage in the transactions contemplated hereby (collectively, the “Merger”) pursuant to which Merger Sub will merge with and into Cyberkinetics, with Cyberkinetics being the surviving corporation, and the outstanding shares of Cyberkinetics shall be converted into shares of Trafalgar’s common stock in the manner herein described.

B.

The respective boards of directors of Cyberkinetics, Trafalgar and Merger Sub, and Trafalgar, as the sole shareholder of Merger Sub, have each approved this Agreement and the Merger.

C.

The Cyberkinetics shareholders shall approve this Agreement and the Merger prior to the Closing (as hereinafter defined).

D.

The parties intend that this Agreement constitutes a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1
THE MERGER

1.1

Surviving Entity; Effective Time.

(a)

At the Closing, subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into Cyberkinetics in accordance with the relevant sections of the Nevada Revised Statutes (“NRS”) and the Delaware General Corporation Law (the “DGCL”), whereupon the separate existence of Merger Sub shall cease, and Cyberkinetics shall be the surviving corporation (“Surviving Corporation”) and shall take the name “Cyberkinetics, Inc.” (the “Effective Time”).  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

(b)

Simultaneously with the Closing, Articles of Merger (the “Merger Articles”) shall be filed with the Secretary of State of the State of Nevada in accordance with Section 92A.200 of the NRS.  Subsequent to the Closing, a certified copy of the Articles of Merger as filed with the Secretary of State of the State of Nevada shall be filed with the Secretary of State of the State of Delaware.  From and after the Effective Time, Cyberkinetics shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of both Cyberkinetics and Merger Sub, as provided under the NRS and the DGCL.

1.2

Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with applicable law.

1.3

Directors and Officers.  From and after the Effective Time, until their successors are duly elected or appointed and qualified, the directors and officers of Trafalgar and the Surviving Corporation shall be the directors and officers, respectively, of Cyberkinetics in office immediately prior to the Effective Time.

1.4

Conversion of Shares.  As of the Effective Time, by virtue of the Merger, automatically and without any action on the part of any holder thereof:

Each fully paid and nonassessable share of Cyberkinetics’ common stock, no par value (“Cyberkinetics Common Stock”), warrants to purchase shares of Cyberkinetics’ Common Stock (“Cyberkinetics Warrants”) and options to purchase shares of Cyberkinetics’ Common Stock (“Cyberkinetics Options”), outstanding immediately prior to the Effective Time, shall be converted into the same number of shares of Trafalgar’s common stock, par value $0.001 per share (“Trafalgar Common Stock”), warrants to purchase shares of Trafalgar’s common stock (“Trafalgar Warrants”) or options to purchase shares of Trafalgar’s common stock (“Trafalgar Options”), respectively.  Each Cyberkinetics shareholder shall be entitled to receive the equivalent number of shares of Trafalgar Common Stock, Trafalgar Warrants or Trafalgar Options; collectively, the Cyberkinetics shareholders shall be entitled to receive an aggregate of approximately 12,605,168 shares of Trafalgar Common Stock, (the “Trafalgar Shares”), Trafalgar Warrants to purchase approximately 81,619 shares of Trafalgar Common Stock and Trafalgar Options to purchase approximately 2,824,863 shares of Trafalgar Common Stock.

1.5

Fractional Shares.  Fractional shares of Trafalgar shall not be issued in connection with the Trafalgar Shares, but any fractional shares shall be rounded to the nearest whole share.  No cash shall be issued in lieu of any fractional shares.

1.6

Stock Certificates.

(a)

Upon surrender to Trafalgar of the certificates representing the Cyberkinetics Common Stock, Cyberkinetics Warrants or Cyberkinetics Options (collectively, the “Cyberkinetics Certificates”), the holders of such Cyberkinetics Certificates shall each be entitled to receive in exchange therefor one or more certificates representing the number of shares of Trafalgar Common Stock, Trafalgar Warrants or Trafalgar Options respectively, to which such holder is entitled pursuant to the provisions of Section 1.4 hereof.

(b)

Each Cyberkinetics Certificate converted into Trafalgar Common Stock, Trafalgar Warrants or Trafalgar Options respectively shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired and cease to exist. Until surrendered as contemplated by this Section 1.6, each holder of Cyberkinetics Common Stock, Cyberkinetics Warrants or Cyberkinetics Options, respectively shall thereafter cease to possess any rights with respect to such shares, except the right to receive upon such surrender the number of shares of Trafalgar Common Stock, Trafalgar Warrants or Trafalgar Options, respectively, as provided by Section 1.4 hereof.

(c)

All shares of Trafalgar Common Stock, Trafalgar Warrants or Trafalgar Options, respectively, delivered to the Cyberkinetics shareholders in respect of the Cyberkinetics Common Stock, Cyberkinetics Warrants or Cyberkinetics Options , respectively, in accordance with the terms of this Agreement shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Cyberkinetics Common Stock, Cyberkinetics Warrants or Cyberkinetics Options, respectively.  If, after the Effective Time, Cyberkinetics Certificates are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.6.

1.7

Closing.  Subject to the satisfaction of the conditions precedent specified in Section 6 hereof, the closing of the Merger shall take place at 5:00 p.m.  (Pacific Time) at the offices of Kirkpatrick & Lockhart LLP, on or before August 16, 2004, or at such other time and date as the parties may mutually agree (the “Closing”).

1.8

Press Releases.  At Closing, Trafalgar shall issue such press release or announcement of the transactions contemplated by this Agreement as may be required by the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the applicable requirements of Rules 135a and 135c under the Securities Act of 1933, as amended (the “Securities Act”), and such release or announcement will be reasonably satisfactory in form and substance to Cyberkinetics and its counsel.  Trafalgar shall not issue any other press release or otherwise make public any information with respect to this Agreement or the transactions contemplated hereby, prior to the Closing, without the prior written consent of Cyberkinetics which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, if required by law, Trafalgar may issue such a press release or otherwise make public such information as long as Trafalgar notifies Cyberkinetics of such requirement and discusses with Cyberkinetics in good faith the contents of such disclosure.

1.9

Cancellation of Currently Outstanding Trafalgar Common Stock.  At the Effective Time, Trafalgar shall cause up to 1,500,000 shares of Trafalgar Common Stock held by Robert Gorden Smith and Richard Harris to be cancelled and extinguished in consideration for the transfer to Messrs. Smith and Harris, as of the Closing Date, all of the assets and liabilities of Trafalgar held prior to the Closing Date as described in Section 6.1(d).

1.10

Stock Option Plans.  At the Effective Time, each option (“Cyberkinetics Options”) outstanding under Cyberkinetics’ 2002 Equity Incentive Plan and 2002 Founders’ Option Plan (together, the “Plans”), whether vested or unvested, will be assumed by Trafalgar, as well as the Plans themselves.  Each such option so assumed by Trafalgar under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Plans and any other document governing such option immediately prior to the Effective Time, and any restriction on the exercisability of such Cyberkinetics Option shall continue in full force and effect, and the term, exercisability, vesting schedule, and other provisions of such Cyberkinetics Option shall remain unchanged.  Consistent with the terms of the Plans and the documents governing the outstanding options under such Plans, the Merger will not terminate any of the outstanding options under the Plans or accelerate the exercisability or vesting of such options or the shares of Trafalgar Common Stock which will be subject to those options upon the Trafalgar’s assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Trafalgar following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 30 business days after the Effective Time, Trafalgar will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Cyberkinetics Stock Option Plan, a document in form and substance satisfactory to Cyberkinetics evidencing the foregoing assumption of such option by Trafalgar.

ARTICLE 2

ESCROW

2.1

Trafalgar Escrow.  On the Closing Date, Trafalgar shall issue an additional 1,300,000 shares of Trafalgar Common Stock (the “Trafalgar Escrow Shares”) to be held by The Bank of New York, as escrow agent (the “Escrow Agent”).   The Trafalgar Escrow Shares shall be held and distributed in accordance with the terms of the escrow agreement (the “Escrow Agreement”) by and between Trafalgar, Cyberkinetics and the Escrow Agent, in the form attached hereto as Exhibit 2.1.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF CYBERKINETICS

Cyberkinetics hereby represents and warrants to Trafalgar and Merger Sub as follows:

3.1

Organization.  Cyberkinetics is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

3.2

Capitalization.  Immediately prior to the Closing, the authorized capital stock of Cyberkinetics will consist of 27,558,117 shares of common stock, $.0001 par value, of which no more than 6,072,537 shares will be issued and outstanding, and 11,069,113 shares of preferred stock, $.0001 par value, of which no more than 9,439,113 shall be issued and outstanding.

As of the Closing, all of the issued and outstanding shares of capital stock of Cyberkinetics shall have been duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  Other than as set forth in Schedule 3.2, immediately prior to the Closing, there shall be no other outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Cyberkinetics is a party or which are binding upon Cyberkinetics providing for the issuance or transfer by Cyberkinetics of additional shares of its capital stock and Cyberkinetics shall have not reserved any other shares of its capital stock for issuance, nor shall there be any other outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments which are binding upon Cyberkinetics.  As of the Closing, there shall be no voting trusts or any other agreements or understandings with respect to the voting of Cyberkinetics’ capital stock.

3.3

Certain Corporate Matters.  Cyberkinetics is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Cyberkinetics’ financial condition, results of operations or business.  Cyberkinetics has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.4

Authority Relative to this Agreement.  Cyberkinetics has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by Cyberkinetics and the consummation by Cyberkinetics of the transactions contemplated hereby have been duly authorized by the Board of Directors of Cyberkinetics and no other actions on the part of Cyberkinetics are necessary to authorize this Agreement or the transactions contemplated hereby other than the consent of the shareholders of Cyberkinetics.  This Agreement has been duly and validly executed and delivered by Cyberkinetics and constitutes a valid and binding agreement of Cyberkinetics, enforceable against Cyberkinetics in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.5

Consents and Approvals; No Violations.  Except for requirements of applicable law, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Cyberkinetics of the transactions contemplated by this Agreement other than those that have been or will be obtained as of the Closing.  Neither the execution and delivery of this Agreement by Cyberkinetics nor the consummation by Cyberkinetics of the transactions contemplated hereby, nor compliance by Cyberkinetics with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the organizational documents of Cyberkinetics, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Cyberkinetics is a party or by which it or its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cyberkinetics, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Cyberkinetics taken as a whole.

3.6

Financial Statements.

(a)

Prior to Closing, Cyberkinetics will provide its audited balance sheets as at December 31, 2003 and 2002, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2003 and 2002, (collectively, “Cyberkinetics’ Financials”).

(b)

Cyberkinetics’ Financials  (i) will be in accordance with the books and records of Cyberkinetics, (ii) will be correct and complete, (iii) will fairly present the financial position and results of operations of Cyberkinetics as of the dates indicated, and (iv) will be prepared in accordance with U.S.  GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Cyberkinetics, or their respective businesses, financial conditions or results of operations).

3.7

Events Subsequent to Financial Statements.  Except as set forth in Schedule 3.7, since December 31, 2003, there has not been:

(a)

any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Cyberkinetics;

(b)

any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Cyberkinetics;

(c)

any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Cyberkinetics or any redemption, purchase or other acquisition of any such shares;

(d)

any issuance of shares of capital stock or the granting, issuance or execution of any rights, warrants, options or commitments by the Cyberkinetics, as the case may be, relating to its authorized or issued capital stock;

(e)

any subjection to any lien on any of the assets, tangible or intangible, of Cyberkinetics;

(f)

any incurrence of indebtedness or liability or assumption of obligations by Cyberkinetics;

(g)

any waiver or release by Cyberkinetics of any right of any material value;

(h)

any compensation or benefits paid to officers or directors of Cyberkinetics;

(i)

any change made or authorized in the Articles of Incorporation or Bylaws of Cyberkinetics;

(j)

any loan to or other transaction with any officer, director or stockholder of Cyberkinetics giving rise to any claim or right of Cyberkinetics against any such person or of such person against Cyberkinetics; or

(k)

any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Cyberkinetics., except changes in the ordinary course of business that, individually and in the aggregate, have not been materially adverse.

3.8

Title to Assets.  Cyberkinetics has good and marketable title to all of the assets and properties now carried on its books including those reflected in the most recent balance sheet contained in the Cyberkinetics Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the Cyberkinetics Financial Statements or arising thereafter in the ordinary course of business (none of which will be material).

3.9

Real Property.  Except as disclosed in Schedule 3.9, Cyberkinetics does not own or lease any real property.

3.10

Intellectual Property.  Other than as specified below on Schedule 3.10, Cyberkinetics neither owns nor uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto.  Other than as specified below on Schedule 3.10, Cyberkinetics has no knowledge of any claim that, or inquiry by another party as to whether, any product, activity or operation of Cyberkinetics infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

3.11

Tax Matters.

(a)

Cyberkinetics has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)

Cyberkinetics has paid, or adequately reserved against in Cyberkinetics’ Financials, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c)

To the knowledge of Cyberkinetics, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Cyberkinetics’ tax returns;

(d)

No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Cyberkinetics; and

(e)

Cyberkinetics has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended.

For the purposes of this Section 3.11, a tax is due (and must therefore either be paid or adequately reserved against in Cyberkinetics’ Financials) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

3.12

Environmental Matters.  To the knowledge of Cyberkinetics, there has been no material failure by Cyberkinetics to comply with all applicable requirements of any environmental laws relating to Cyberkinetics, Cyberkinetics’ operations, and Cyberkinetics’ manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any hazardous material and Cyberkinetics is not aware of any facts or circumstances which could materially impair such compliance with all applicable environmental laws.

3.13

Litigation and Governmental Enforcement.  Cyberkinetics is not a party to any action, suit, arbitration, legal or administrative proceeding or investigation pending or threatened against it by any federal, state, municipal or governmental body, the effect of which would have a material adverse effect on Cyberkinetics’ business.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
TRAFALGAR AND MERGER SUB

Except as set forth under the corresponding section of the disclosure schedule delivered to Cyberkinetics concurrently herewith (the “Disclosure Schedule”), which Disclosure Schedule shall be deemed a part hereof, Trafalgar and Merger Sub to their knowledge hereby, jointly and severally, represent and warrant to Cyberkinetics and the Cyberkinetics shareholders as follows:

4.1

Organization.  Each of Trafalgar and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2

Capitalization.  Trafalgar’s authorized capital stock consists of
110,000,000 shares of capital stock, of which (i) 100,000,000 are designated as Common Stock, of which no more than 3,720,000 shares at the Closing will be issued and outstanding and (ii) 10,000,000 are designated as Preferred Stock, of which no shares at the Closing will be issued and outstanding.  All issued and outstanding shares of capital stock of Trafalgar and Merger Sub are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  When issued, the Trafalgar Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Trafalgar or Merger Sub is a party or which are binding upon Trafalgar or Merger Sub providing for the issuance by Trafalgar or Merger Sub or transfer by Trafalgar or Merger Sub of additional shares of Trafalgar’s or Merger Sub’s capital stock and neither Trafalgar nor Merger Sub has reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Trafalgar or Merger Sub.  There are no voting trusts or any other agreements or understandings with respect to the voting of Trafalgar’s or Merger Sub’s capital stock.

4.3

Certain Corporate Matters.  Each of Trafalgar and Merger Sub is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of its properties or nature of its business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business.  Each of Trafalgar and Merger Sub has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it.  Each of Trafalgar and Merger Sub has delivered to Cyberkinetics true, accurate and complete copies of its Articles of Incorporation and Bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement.  The records of meetings of the stockholders and Boards of Directors of Trafalgar and Merger Sub previously furnished to Cyberkinetics are complete and correct in all material respects.  The stock records of Trafalgar and Merger Sub and the stockholder lists of Trafalgar and Merger Sub previously furnished to Cyberkinetics are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of Trafalgar’s and Merger Sub’s capital stock and any other outstanding securities issued by Trafalgar and Merger Sub.  Neither Trafalgar nor Merger Sub is in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any material respect.  Neither Trafalgar nor Merger Sub is in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.  Trafalgar has delivered to Cyberkinetics and the Cyberkinetics shareholders a complete copy of Trafalgar’s financial records and tax returns from Trafalgar’s inception to the Closing Date.

4.4

Authority Relative to this Agreement.  Each of Trafalgar and Merger Sub has the requisite corporate power and authority to enter into this Agreement and carry out its/his obligations hereunder.  The execution, delivery and performance of this Agreement by Trafalgar and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Trafalgar and Merger Sub and no other actions on the part of Trafalgar or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby, other than the filing and clearance of a 14C Information Statement with the Securities and Exchange Commission in the form attached hereto as Exhibit 4.4.  This Agreement has been duly and validly executed and delivered by Trafalgar and Merger Sub and constitutes a valid and binding obligation of Trafalgar and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5

Consents and Approvals; No Violations.  Except for applicable requirements of federal securities laws and Blue Sky Laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Trafalgar or Merger Sub of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by Trafalgar or Merger Sub nor the consummation by Trafalgar or Merger Sub of the transactions contemplated hereby, nor compliance by Trafalgar or Merger Sub with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Trafalgar or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Trafalgar or Merger Sub is a party or by which it or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Trafalgar or Merger Sub, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Trafalgar or Merger Sub taken as a whole.

4.6

SEC Documents.  Trafalgar has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Trafalgar was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Trafalgar included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Trafalgar as of the dates thereof and its statements of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on Trafalgar, its business, financial condition or results of operations).  Except as and to the extent set forth on the consolidated balance sheet of Trafalgar as of January 31, 2004, including the notes thereto, neither Trafalgar nor Merger Sub has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or other financial statement).

4.7

Financial Statements.

(a)

Included in the SEC Documents are the audited balance sheets of Trafalgar as at April 30, 2003, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended April 30, 2003, together with the unqualified report thereon of Morgan & Company (“M&C”), independent auditor (collectively, “Trafalgar’s Audited Financials”).

(b)

Included in the SEC Documents are the unaudited consolidated balance sheets of Trafalgar as at January 31, 2004, and the related statements of operations and cash flows for the nine months ended January 31, 2004, as reviewed by M&C (“Trafalgar’s Interim Financials”). The unaudited balance sheet at January 31, 2004 included in Trafalgar’s Interim Financials is hereinafter referred to as the “Unaudited Balance Sheet” and January 31, 2004 is hereinafter referred to as the “Trafalgar Balance Sheet Date”.

(c)

Trafalgar’s Audited Financials and Trafalgar’s Interim Financials (collectively “Trafalgar’s Financial Statements”) are (i) in accordance with the books and records of Trafalgar, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Trafalgar as of the dates indicated, and (iv) prepared in accordance with U.S.  GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Trafalgar or Merger Sub, or their respective businesses, financial conditions or results of operations.

4.8

Events Subsequent to Financial Statements.  Since January 31, 2004, there has not been:

(a)

any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Trafalgar;

(b)

any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Trafalgar;

(c)

except as contemplated by this Agreement, any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Trafalgar or any redemption, purchase or other acquisition of any such shares;

(d)

any issuance of shares of capital stock or the granting, issuance or execution of any rights, warrants, options or commitments by the Trafalgar, as the case may be, relating to its authorized or issued capital stock, except with respect to Trafalgar’s investment in Merger Sub;

(e)

any subjection to any lien on any of the assets, tangible or intangible, of Trafalgar;

(f)

any incurrence of indebtedness or liability or assumption of obligations by Trafalgar or Merger Sub;

(g)

any waiver or release by Trafalgar or Merger Sub of any right of any material value;

(h)

any compensation or benefits paid to officers or directors of Trafalgar, except as to the redemption of those shares of common stock held by Messrs. Smith and Harris specified in Section 1.9 of this Agreement;

(i)

any change made or authorized in the Articles of Incorporation or Bylaws of Trafalgar;

(j)

any loan to or other transaction with any officer, director or stockholder of Trafalgar giving rise to any claim or right of Trafalgar against any such person or of such person against Trafalgar; or

(k)

any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Trafalgar.

4.9

Undisclosed Liabilities.  Except as otherwise disclosed in Trafalgar’s Financial Statements, neither Trafalgar nor Merger Sub has any material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.10

Tax Matters.

(a)

Trafalgar and Merger Sub have each duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)

Trafalgar and Merger Sub have each paid, or adequately reserved against in Trafalgar’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c)

To the knowledge of Trafalgar and Merger Sub, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Trafalgar’s or Merger Sub’s tax returns;

(d)

No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Trafalgar or Merger Sub; and

(e)

neither Trafalgar nor Merger Sub has filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended.  For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in Trafalgar’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

4.11

Real Property.  Neither Trafalgar nor Merger Sub owns or leases any real property.

4.12

Books and Records.  The corporate and financial books and records of Trafalgar and Merger Sub delivered to the Cyberkinetics shareholders prior to the Closing fully and fairly reflect the transactions to which Trafalgar is a party or by which it or its properties are bound.

4.13

Questionable Payments.  Neither Trafalgar nor Merger Sub, or any of their respective employees, agents or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Trafalgar’s or Merger Sub’s funds or made any payments from Trafalgar’s or Merger Sub’s funds to governmental officials for improper purposes or made any illegal payments from Trafalgar’s or Merger Sub’s funds to obtain or retain business.

4.14

Environmental Matters.  Trafalgar represents and warrants that:

(a)

To the knowledge of Trafalgar, after due investigation, there has been no material failure by Trafalgar to comply with all applicable requirements of Environmental Laws relating to Trafalgar, Trafalgar’s operations, and Trafalgar’s manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and Trafalgar is not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

(b)

Trafalgar has not received notice from any Governmental Authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.

(c)

To the knowledge of Trafalgar, after due investigation, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of Trafalgar’s business.

(d)

No Hazardous Materials are now located at the Business Location, and, to the knowledge of Trafalgar and the Trafalgar Stockholder, after due investigation, Trafalgar has not ever caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at the Business Location, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the Business Location in the conduct of Trafalgar’s business.

(e)

Trafalgar has not received any notices, whether from a Governmental Authority or some other third party, that Hazardous Material Contamination exists at the Business Location or at any other location utilized by Trafalgar in the conduct of its business nor are Trafalgar or the Trafalgar Stockholder aware of any circumstances that would give rise to an allegation of such contamination.

(f)

To the knowledge of Trafalgar, after due investigation, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the Business Location or with respect to any other site controlled or utilized by Trafalgar in the operation of its business.  To the knowledge of Trafalgar and the Trafalgar Stockholder, after due investigation, the Business Location is not currently on, and has never been on, any federal or state “Superfund” or “Superlien” list.

4.15

Intellectual Property.  Other than listed on Schedule 4.15, neither Trafalgar nor Merger Sub owns or uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto.  Neither Trafalgar nor Merger Sub has any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Trafalgar or Merger Sub infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

4.16

Insurance.  Neither Trafalgar nor Merger Sub has any insurance policies in effect.

4.17

Contracts.  Neither Trafalgar nor Merger Sub has any material contracts, leases, arrangements or commitments (whether oral or written). Neither Trafalgar nor Merger Sub is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.18

Litigation.  Neither Trafalgar nor Merger Sub is subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Trafalgar or Merger Sub.  Neither Trafalgar nor Merger Sub is a plaintiff in any action, domestic or foreign, judicial or administrative.  There are no existing actions, suits, proceedings against or investigations of Trafalgar or Merger Sub, and neither Trafalgar nor Merger Sub knows of any basis for such actions, suits, proceedings or investigations.  There are no unsatisfied judgments, orders, decrees or stipulations affecting Trafalgar or Merger Sub or to which Trafalgar or Merger Sub is a party.

4.19

Employees.  Neither Trafalgar nor Merger Sub has any employees. Neither Trafalgar nor Merger Sub owes any compensation of any kind, deferred or otherwise, to any current or previous employees.  Neither Trafalgar nor Merger Sub has any written or oral employment agreements with any officer or director of Trafalgar or Merger Sub.  Neither Trafalgar nor Merger Sub is a party to or bound by any collective bargaining agreement.  There are no loans or other obligations payable or owing by Trafalgar or Merger Sub to any stockholder, officer, director or employee of Trafalgar or Merger Sub, nor are there any loans or debts payable or owing by any of such persons to Trafalgar or Merger Sub or any guarantees by Trafalgar or Merger Sub of any loan or obligation of any nature to which any such person is a party.

4.20

Employee Benefit Plans.  Neither Trafalgar nor Merger Sub has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Trafalgar or Merger Sub.

4.21

Legal Compliance.  To the knowledge of Trafalgar and Merger Sub, after due investigation, no claim has been filed against Trafalgar or Merger Sub alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.  Trafalgar and Merger Sub each holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

4.22

Subsidiaries.  Except for all of the issued and outstanding shares of capital stock of Merger Sub, Trafalgar does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.  Trafalgar owns all of the capital stock or other equity interests of Merger Sub free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions.

4.23

Broker’s Fees.  Neither Trafalgar nor Merger Sub, nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.24

Registration Rights.  Trafalgar has not granted or agreed to grant to any person or entity any rights (including “piggy back” registration rights) to have any securities of Trafalgar registered with the Securities and Exchange Commission or any other governmental authority that have not been satisfied.

4.25

Listing and Maintenance Requirements.  Trafalgar has not, in the 12 months preceding the date hereof, received notice from the trading market or stock quotation system on which Trafalgar’s Common Stock is listed or quoted to the effect that Trafalgar is not in compliance with the listing or maintenance requirements of such trading market or stock quotation system. Trafalgar is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

4.26

No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by Trafalgar to arise, between the accountants and lawyers formerly or presently employed by Trafalgar and Trafalgar is current with respect to any fees owed to its accountants and lawyers.

4.27

Disclosure.  The representations and warranties and statements of fact made by Trafalgar and Merger Sub in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

5.1

Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Cyberkinetics, Trafalgar and Merger Sub as each party may request. In order that each party may have the full opportunity to do so, Cyberkinetics, Trafalgar and Merger Sub shall furnish each party and its representatives during such period with all such information concerning the affairs of Cyberkinetics, Trafalgar or Merger Sub as each party or its representatives may reasonably request and cause Cyberkinetics, Trafalgar or Merger Sub and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

5.2

Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Merger and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

5.3

Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Cyberkinetics on the one hand and Trafalgar and Merger Sub on the other hand.  Without the prior written consent of Cyberkinetics, Trafalgar or Merger Sub, as the case may be, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

5.4

Litigation.  From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Cyberkinetics, Trafalgar or Merger Sub.

5.5

Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

5.6

Continuation of Insurance Coverage.  From the date hereof to the Closing, each party hereto shall keep in full force and effect insurance coverage for its assets and operations comparable in amount and scope to the coverage now maintained covering its assets and operations.

ARTICLE 6
CONDITIONS TO CLOSING

6.1

Conditions to Obligations of Cyberkinetics.  The obligations of Cyberkinetics under this Agreement shall be subject to each of the following conditions:

(a)

Closing Deliveries.  At the Closing, Trafalgar shall have delivered or caused to be delivered to Cyberkinetics the following:

(i)

Resolutions duly adopted by the Board of Directors of each of Trafalgar and Merger Sub, and authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

(ii)

a certificate of good standing for each of Trafalgar and Merger Sub from the Secretary of State of the State of Nevada, dated not earlier than three days prior to the Closing Date;

(iii)

subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, written resignations of all officers and directors of Trafalgar in office immediately prior to the Closing, and board resolutions electing the following individuals to the positions with Trafalgar listed opposite their names below:

Timothy R. Surgenor

CEO, President, Director

John P. Donoghue, Ph.D.

Chief Scientific Officer, Director

Burke Barret

Vice President, Clinical Operations

J. Christopher Flaherty

Executive Vice President, Technology and Intellectual Property

Jon Joseph, Ph.D.

Vice President, R&D and Applications Development

Nandini Murthy

Vice President, Regulatory Affairs and Quality Systems

Mark P. Carthy

Director

George N. Hatsopoulos

Director

Nicholas G. Hatsopoulos

Director

Philip Morgan

Director

(iv)

certificates representing the Trafalgar Shares bearing the names of the Cyberkinetics shareholders as well as the Trafalgar Warrants and Trafalgar Options that shall be issued as provided in Section 1.4;

(v)

evidence of cancellation of 1,500,000 shares of Trafalgar Common Stock held by Messrs. Smith and Harris;

(vi)

such other documents as Cyberkinetics may reasonably request in connection with the transactions contemplated hereby.

(b)

Representations and Warranties to be True.  The representations and warranties of Trafalgar and Merger Sub herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  Trafalgar and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)

Amendment of Articles of Incorporation.  Trafalgar shall have amended its Articles of Incorporation to effectuate a one-for-2.1142857 reverse stock split, such split to have been effected prior to the Closing Date.

(d)

Equity Financing.  Prior to the Closing Date, Cyberkinetics shall have concluded an equity financing of at least $8,000,000, at no less than a price of $1.50 per share.

(e)

Spinoff.  Trafalgar shall have contributed all of the tangible assets and intellectual property rights of Trafalgar to Messrs. Smith and Harris and Messrs. Smith and Harris shall have assumed substantially all of the liabilities of Trafalgar of any kind whatsoever prior to the Effective Time (the “Spinoff”).   The Spinoff will be effected in compliance with all applicable laws, including without limitation, the applicable provisions of the NRS and any other applicable state and federal laws.  The consummation of the Spinoff will not require any consent, release, waiver or approval that would adversely affect Trafalgar.  The consummation of the Spinoff will not give rise to or trigger the application of any right of any third party that has not been waived by such party in a writing signed by it. The consummation of the Spinoff will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Trafalgar; (b) any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement, contract or other instrument or obligation (whether oral or written) to which Trafalgar is or was a party or by which Trafalgar is or was bound; or (c) any federal, state, local or foreign statute, law concession, grant, franchise, permit or other governmental authorization or approval applicable to Trafalgar.

(f)

Delaware Reincorporation. Trafalgar shall have executed an Agreement and Plan of Merger (the “Reincorporation Agreement”) for the reincorporation of Trafalgar from the State of Nevada to the State of Delaware; provided, however that such Reincorporation Agreement shall be in form and substance acceptable to Cyberkinetics, in its reasonable discretion.

6.2

Conditions to Obligations of Trafalgar and the Trafalgar Stockholder.  The obligations of Trafalgar and Merger Sub under this Agreement shall be subject to each of the following conditions:

(a)

Closing Deliveries.  On the Closing Date, Cyberkinetics shall have delivered to Trafalgar the following:

(i)

certificates representing all of the issued and outstanding shares of capital stock of Cyberkinetics duly endorsed or accompanied by duly executed stock power(s);

(ii)

such other documents as Trafalgar may reasonably request in connection with the transactions contemplated hereby.

(b)

Representations and Warranties to be True.  The representations and warranties of Cyberkinetics herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  Cyberkinetics shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)

Director Questionnaires.  Each of the individuals listed as directors in Section 6.1(a)(iii) shall have submitted to Trafalgar’s legal counsel, no later than 15 calendar days prior to the Closing Date, a written response to the director questionnaire previously delivered to Cyberkinetics, and upon receipt of all such responses Trafalgar’s legal counsel shall prepare and file with the SEC at least 10 calendar days prior to the Closing Date an Information Statement Notice of Change In Control and of a Majority of Directors pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  The Cyberkinetics shareholders and Cyberkinetics shall have the opportunity to review and provide comments to such Information Statement prior to its filing with the SEC.

ARTICLE 7
TERMINATION; AMENDMENT; WAIVER

7.1

Termination by Mutual Agreement.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by Cyberkinetics shareholders and Trafalgar stockholders, by mutual written consent of Cyberkinetics and Trafalgar by action of their respective boards of directors.

7.2

Termination by either Trafalgar or Cyberkinetics.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Trafalgar or Cyberkinetics if:

(a)

the Merger shall not have been consummated by December 31, 2004, whether such date is before or after the date of approval of the Merger by Cyberkinetics’ shareholders and Trafalgar’s stockholders (the “Termination Date”);

(b)

any law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by Cyberkinetics’ shareholders and Trafalgar’s stockholders); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

7.3

Termination by Cyberkinetics.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by Cyberkinetics’ shareholders and Trafalgar’s stockholders by action of Cyberkinetics’ board of directors, if:

(a)

(i) any of Trafalgar’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied, or (ii) if (A) any of Trafalgar’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied and (B) such inaccuracy has not been cured by Trafalgar within ten business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) Trafalgar’s representation and warranties with respect to its capitalization are inaccurate such that there are shares or rights to obtain shares outstanding in addition to those initially disclosed;

(b)

Cyberkinetics’ due diligence examination of Trafalgar and its assets and business reveals information that varies materially or adversely from the understandings upon which Cyberkinetics agreed to proceed with the transactions contemplated by this Agreement, as determined by Cyberkinetics in its reasonable discretion;

(c)

Cyberkinetics receives a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving Cyberkinetics or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of Cyberkinetics (an “Acquisition Proposal”), from a person or entity other than Trafalgar or any of its affiliates, and the Board of Directors of Cyberkinetics determines in good faith that its fiduciary obligations under applicable law require that such Acquisition Proposal be accepted;

(d)

since the date of this Agreement, Trafalgar shall have suffered any material adverse effect on its financial condition, results of operations or business.

7.4

Termination by Trafalgar.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by Cyberkinetics’ shareholders and Trafalgar’s stockholders, by action of the Board of Directors of Trafalgar, if:

(a)

(i) any of Cyberkinetics’ representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.2 would not be satisfied, or (ii) if (A) any of Cyberkinetics’ representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2 would not be satisfied and (B) such inaccuracy has not been cured by Cyberkinetics within ten business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given;

(b)

if, since the date of this Agreement, there shall have occurred any material adverse effect on the financial condition, results of operations or business of Cyberkinetics.

7.5

Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

ARTICLE 8
INDEMNIFICATION

8.1

Survival of Warranties. All representations, warranties and covenants made by Cyberkinetics, Trafalgar and Merger Sub herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first anniversary of the Closing. Notwithstanding the preceding sentence, any claim for indemnity for breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which such representation or warranty otherwise would terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

8.2

Trafalgar and Merger Sub Indemnification.  From and after the Closing Date, subject to the limitations set forth in this Section 8, Trafalgar and Merger Sub will indemnify, defend, and hold harmless Cyberkinetics and its respective shareholders, officers, directors, agents, attorneys and employees (the “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, attorneys’ fees and expenses of investigation and defense (net of any directly related insurance payments or recoveries received or to be received from third party insurers) (collectively, “Damages”) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Trafalgar and/or Merger Sub in this Agreement or any exhibit or schedule to this Agreement (collectively, “Trafalgar Breaches”). The indemnification obligations of Trafalgar and Merger Sub set forth in this Section 8.3 shall be satisfied solely by the distribution of Trafalgar Escrow Shares as further set forth in the Escrow Agreement.

8.3

Cyberkinetics Indemnification.

       (a) From and after the Closing Date, subject to the terms, conditions and limitations contained in this Section 8, Cyberkinetics shall indemnify, defend and hold harmless Trafalgar, Merger Sub and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Trafalgar or Merger Sub within the meaning of the Securities Act from and against all Damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Cyberkinetics in this Agreement, the Cyberkinetics or any exhibit or schedule to this Agreement (each a “Cyberkinetics Breach” and collectively, the “Cyberkinetics Breaches”). The indemnification obligations of Cyberkinetics set forth in this Section 8.3(a) shall be solely satisfied by the Cyberkinetics shareholders identified on Schedule 1 of the Escrow Agreement on a pro-rata basis.  Notwithstanding the foregoing, in no event shall liability under this Section 8.3(a) exceed the fair market value of 1,300,000 shares of Trafalgar Common Stock, which shall be based on the ten (10) day average closing price of Trafalgar Common Stock immediately prior to the date of an alleged Cyberkinetics Breach, as reported on the NASD Over-the-Counter Bulletin Board (“Cyberkinetics Indemnification Shares”).

                                  (b)  If a claim is raised by a party identified in Section 8.3(a) above with respect to an alleged Cyberkinetics Breach (a “Trafalgar Indemnity Claim”), the Trafalgar Representative (as identified in the Escrow Agreement) shall cause written notice of the assertion of any such Trafalgar Indemnity Claim of which it has knowledge (each a “Trafalgar Indemnity Claim Notice”) to the Cyberkinetics Representative (as identified in the Escrow Agreement).  Each Trafalgar Indemnity Claim Notice shall state specifically:

(i) the representation, warranty or convenant with respect to which the Trafalgar Indemnity Claim is made;

(ii) the facts giving rise to an alleged basis for the Trafalgar Indemnity Claim;

(iii) the U.S. Dollar amount of the loss asserted against the Cyberkinetics Indemnification Shares (the “Loss”); and

(iv) the number of Cyberkinetics Indemnification Shares required to satisfy the Loss.

(c)  Within thirty (30) business days of the receipt of a Trafalgar Indemnity Claim Notice, the Cyberkinetics Representative shall deliver to the Trafalgar Representative a notice (“Objection Notice”) stating it intends to contest the indemnification obligation.  If the Cyberkinetics Representative does not give an Objection Notice within that thirty (30) business day period, the Cyberkinetics Representative will be deemed to accept liability as it relates to such Trafalgar Indemnity Claim.  If the Cyberkinetics Representative gives a timely Objection Notice, the parties agree to settle any disputes raised under this Section 8.3 through an independent arbitrator selected in the manner and in the time frame set forth in the Escrow Agreement for claims arising with respect to a Cyberkinetics Indemnity Claim (as defined in the Escrow Agreement) (the “Independent Arbitrator”).  In the event liability is determined pursuant to this Section 8.3(c), the Cyberkinetics Representative will deliver notice to the Cyberkinetics shareholders that there is a determination of liability with respect to the subject of the Trafalgar Indemnity Claim and such Cyberkinetics shareholders shall be obligated to deliver the appropriate pro-rata number of Cyberkinetics Indemnification Shares in the manner specified in Section 8.3(a) above.

8.4

No Liability for Shareholders.  Except as otherwise set forth in this Agreement, in no event shall the shareholders of Cyberkinetics be liable to Trafalgar, Merger Sub or the other indemnitees described in Section 8.3, or the stockholders of Trafalgar be liable to Cyberkinetics or the other indemnitees described in Section 8.2, for any consequential, exemplary, punitive, or speculative damages, except to the extent any such otherwise excluded damages are a component of Damages which arise out of a third party claim for which such indemnified party becomes liable and for which third party claim they are entitled to indemnification pursuant to this Section 8.

8.5

Sole Remedy.  The distribution of Cyberkinetics Indemnification Shares and Trafalgar Escrow Shares shall be the sole remedy at law for satisfaction of (i) the indemnification obligations of the parties set forth in this Article 8 and (ii) any other claim for monetary damages arising from a breach of this Agreement; provided, however, that this limitation shall not prevent either party from seeking equitable remedies or any legal remedies for claims arising from the willful misconduct of either party.

ARTICLE 9
GENERAL PROVISIONS

9.1

Name Change.  The parties agree to take whatever actions that are necessary to change the name of Trafalgar to “Cyberkinetics, Inc.” (or such other name as proposed by Cyberkinetics) as of or as soon as possible after the Effective Time.

9.2

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

9.3

Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.4

Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.5

Miscellaneous.  This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.6

Separate Counsel.  Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.7

Governing Law; Venue.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, U.S.A.  Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in Delaware and each party hereby waives any right to object to the convenience of such venue.

9.8

Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.9

Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

9.10

Parties In Interest: No Third Party Beneficiaries.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.  This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

9.11

Waiver.  No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition.  No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies.  All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.12

Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers; provided, however, that the Trafalgar Liabilities may include legal fees related to the transactions contemplated by this Agreement.

9.13

Schedules.  If there is any inconsistency between the statements in the body of this Agreement and those in the schedules (other than an exception expressly set forth in the schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.14

Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

9.15

Incorporation of Exhibits and Schedules.  The exhibits, schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURES FOLLOW]

LA-68719 v9 0514020-0203

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

CYBERKINETICS, INC.

By:   /s/Tim Surgenor

Name: Tim Surgenor

Title:  President and Chief Executive Officer

TRAFALGAR VENTURES INC.

By:     /s/Robert Gorden Smith

Name:  Robert Gorden Smith

Title:    President

TRAFALGAR VENTURES STOCKHOLDER

By:  /s/Robert Gorden Smith

Name:  Robert Gorden Smith

TRAFALGAR ACQUISITION CORP.

By:  /s/ Robert Gorden Smith

Name: Robert Gorden Smith

Title: President

LA-68719 v9 0514020-0203